News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Corrects Misclassification in its
First Quarter Fiscal Year 2005 Statement of Cash Flow

CHICAGO, September 8, 2004 — Methode Electronics, Inc. (Nasdaq: METH). The cash flow statement included with Methode’s September 2, 2004 press release contained a misclassification between operating and investing activities. For the three months ended July 31, 2004, net cash provided by operating activities was increased by $1.9 million. The offsetting amount is reflected as an increase in net cash used in investing activities. Attached is the corrected Summary Statement of Cash Flows.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.

Methode Electronics, Inc.
Summary Statement of Cash Flows (Unaudited)
(In thousands)
	Three Months Ended July 31,
	2004	2003

Operating Activities:
Net income	$4,592	$4,291
Provision for depreciation and amortization	5,280	4,880
Other	4,204	8,856

Net Cash Provided by Operating Activities	14,076	18,027
Investing Activities:
Purchases of property, plant and equipment	(5,799)	(3,694)
Acquisitions	(2,671)	(1,253)
Collection of note receivable from related party		6,000
Other	(503)	(135)

Net Cash Provided by (Used in) Investing Activities:	(8,973)	918
Financing Activities
Purchase and retirement of Class B shares	—	(17,063)
Options exercised	160	1,397
Dividends	(1,775)	(1,819)
Other	—	357

Net Cash Used in Financing Activities	(1,615)	(17,128)
Effect of foreign exchange rate changes on cash	725	18

Increase in Cash and Cash Equivalents	4,213	1,835
Cash and cash equivalents at beginning of period	61,757	64,261

Cash and Cash Equivalents at End of Period	$65,970	$66,096